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                                                                    Exhibit 99.1


                   [Letterhead of Harbor Global Company Ltd.]

               LETTER TO COMMISSION PURSUANT TO TEMPORARY NOTE 3T

                                                                 March 20, 2002


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549-0408

Ladies and Gentlemen:

Pursuant to Temporary Note 3T to Article 3 of Regulation S-X, Harbor Global Company Ltd. has obtained a letter of representation from Arthur Andersen LLP ("Andersen") stating that the December 31, 1999 audit was subject to their quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on the audit, availability of national office consultation, and availability of personnel at foreign affiliates of Andersen to conduct the relevant portions of the audit.

                                           Very truly yours,


                                           /s/ Donald H. Hunter

                                           Donald H. Hunter
                                           Chief Financial Officer
                                           Harbor Global Company Ltd.